MET-PRO CORPORATION Moderator: Kevin Bittle 03-17-11/11:00 a.m. ET Confirmation # 47210381 Page 1

MET-PRO CORPORATION

Moderator:   Kevin Bittle
March 17, 2011
11:00 a.m. ET

Operator:
Good morning, my name is (Patrick) and I will be your conference operator today.  At this time, I would like to welcome everyone to the Met-Pro Fourth Quarter and Fiscal Year-End Results conference call.  All lines have been placed on mute to prevent any background noise.  After the speakers' remarks, there will be a question and answer session.

If you would like to ask a question during this time, simply press star then the number one on your telephone keypad.  If you'd like to withdraw your question, press the pound key.  Thank you.  I would now like to turn the call over to the Manager of Creative Services, Kevin Bittle, to begin the conference.

Kevin Bittle:
Good morning and welcome to Met-Pro Corporation's earnings conference call for the fourth quarter and fiscal year ended January 31, 2011.  My name is Kevin Bittle and I am with the Company's Creative Services Department.  With me on our call this morning are Ray De Hont, our Chairmen, Chief Executive Officer, and President, and Gary Morgan, our Senior Vice President of Finance and Chief Financial Officer.

Before we begin, I'd like to remind you that any statements made today with regards to our future expectations may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Please refer to our (a.m.) report for the fiscal year ended January 31, 2010 that was filed with the SEC for important factors, that among others, could cause our actual results to differ from any results that might be projected, forecasted,

MET-PRO CORPORATION
Moderator: Kevin Bittle
03-17-11/11:00 a.m. ET
Confirmation # 47210381

or estimated in any of our forward-looking statements. And with that, I will now turn the call over to Ray. Ray?

Ray De Hont:
Thank you Kevin.  Good morning everyone and welcome again from Harleysville, Pennsylvania.  Earlier this morning we released our financial results for the fourth quarter and fiscal year ended on January 31, 2011.  I hope all of you have had the opportunity to review them.

In a moment, Gary Morgan will provide more specific comments on the quarter's financial results, but first I'd like to offer my perspective on our performance.  The fourth quarter was a strong finish to a year of renewed growth and improved profitability.  Both net sales and net income growth accelerated in the quarter, up 20 percent and 37 percent respectively when compared with the fourth quarter of last year.

That's the best quarterly top-line growth achieved this year and the fourth straight quarter where net income and earnings per share were up significantly compared with a year ago quarter.

As has been the case all year, we also achieved solid results in all key metrics, including new order bookings, gross margins, and operating margins.  The top-line growth was driven by a 28 percent increase in our Product Recovery/ Pollution Control Technologies revenues and a 23 percent increase in our Fluid Handling Technologies revenues.

These are our two biggest segments and it was encouraging for them to finish the fiscal year on such a high note.  Gross margins continue to run at historic highs thanks to our various productivity and cost initiatives, as well as the leverage achieved through better capacity utilization.  New order bookings for the fourth quarter were up 15 percent compared to the fourth quarter of fiscal 2010.

Notable in the quarter were separate $500,000 and $900,000 Met-Pro Environmental Air Solutions business unit orders for thermal oxidizers.  After being hit hard by the economic recession, there are signs that our Product Recovery/Pollution Control Technologies customers are gaining in confidence and beginning to once again invest in their businesses.

MET-PRO CORPORATION
Moderator: Kevin Bittle
03-17-11/11:00 a.m. ET
Confirmation # 47210381

In the quarter, we successfully integrated Bio-Reaction Industries, LLC into the Met-Pro organization.  BRI is a pioneer in environmentally friendly air pollution control systems, utilizing state-of-the-art biological technology to eliminate volatile organic compounds, hazardous air pollutants, and odors.  It is expected that this acquisition will be accretive to earnings in the current fiscal year ending January 31, 2012.

Quotation activity is keeping pace with both improved bookings and revenue growth.  Success across all three of these important metrics suggests our growth strategy including currently investing in additional sales staff to drive future sales growth is gaining traction.  Met-Pro's business development managers, including recent additions in South America and Asia, are uncovering new growth opportunities both domestically and internationally.

Our dedication to better understanding and anticipating the needs of our markets is opening new doors to opportunities where our wide breadth of products and solutions can help customers reduce costs, improve efficiency, and meet the demands of increasingly stringent environmental regulations.

On January 5th of this year, our Board of Directors declared 6.6 cents per share dividend payable today, March 17, 2011 to shareholders of record at the close of business on March 3, 2011.  This is the 36th consecutive year Met-Pro has paid either a cash or a stock dividend.  As anticipated, the recovery in our markets has been very measured in its pace and in certain areas such as large projects, the recovery continues to be choppy.

All in all, however, the fourth quarter was a solid quarter demonstrating the ability of Met-Pro's well regarded brands to compete domestically as well as globally.  I would now like to ask Gary Morgan to review our recent financial performance in more detail.  After which, I will provide some concluding remarks before we take your questions.  Gary?

Gary Morgan:
Thank you Ray.  Met-Pro reported fiscal year 2011 fourth quarter net sales of $23.8 million, up 20 percent from last year’s fourth quarter.  Net sales in our Product Recovery and Pollution Control Technologies reporting segment for the

MET-PRO CORPORATION
Moderator: Kevin Bittle
03-17-11/11:00 a.m. ET
Confirmation # 47210381

fourth quarter were $11.5 million, up 28 percent from the fourth quarter a year ago primarily due to an increase in sales for all business units within this segment.

Net sales in our Fluid Handling Technology reporting segment were $7.4 million, up 23 percent compared with the fourth quarter a year ago.  Sales in the quarter included the initial shipments of the record pump order booked earlier in fiscal 2011.  Fluid Handling Technologies operating margins in the quarter were a strong 23.7 percent compared with 20.1 percent for the fourth quarter of last year. All of our pump lines are doing extremely well as this segment’s revenue was up 12.1 percent and operating margins were up 21.6 percent for the full fiscal year.

Net sales in our Filtration Purification Technologies segment were $2.4 million, up 7 percent compared with the fourth quarter of last year as demand increased for our Keystone Filter Business Unit products.

Net sales in our Mefiag Filtration Technologies reporting segment were down 2.7 percent during the fourth quarter.  However, we are very proud of the progress towards recovery being made at Mefiag considering the extent to which the business was impacted by the global recession.

For the fourth quarter we reported a gross margin of 36.4 percent, up from 33.2 percent in the fourth quarter of last year.  This enabled us to achieve a 36.3 percent gross margin overall for the fiscal year, one of the highest annual gross margins in the Company’s history.

Combined selling, general and administrative expenses for the quarter were $6.3 million, up 29.5 percent from the $4.8 million a year ago.  Selling expenses increased to 13.1 percent of net sales due to higher payroll and related benefit expenses were, as Ray mentioned, we have added resources to drive growth.

Selling expenses also reflect higher sales commissions, which fluctuate quarter-to-quarter depending upon the channel through which products are shipped.

General and administrative expenses were up due to bonus accruals this year with the year-over-year increase somewhat distorted because we actually recorded a bonus credit in last year’s fourth quarter.

MET-PRO CORPORATION
Moderator: Kevin Bittle
03-17-11/11:00 a.m. ET
Confirmation # 47210381

For the quarter the operating margin was 10 percent of net sales compared with 8.8 percent of net sales in the same quarter of last year.  And for the full year the operating margins came in at 10.1 percent compared with last year’s operating margins of 8.1 percent.

For the quarter we reported net income of $1.8 million or 12 cents per diluted share representing increases of 37 percent and 33 percent respectively from a year ago.

Met-Pro’s balance sheet remains strong with cash on-hand at January 31, 2011 of $32.9 million or $2.23 per diluted share, up $1.5 million since the end of last fiscal year.

In the quarter, Bio-Reaction Industries’ operations posted cost of approximately $128,000 with minimal sales.  We expect their operations to start generating revenue during the first half of the current fiscal year and to be accretive for the full year.

For the fiscal year 2011 net sales were $88.9 million, up 10.1 percent from last year in an economy still recovering.  The gross margin percentage for the year was a record high 36.3 percent, up from 34.2 percent last year.  Total selling, general and administrative expenses for the fiscal year were $23.3 million, up 11.7 percent from the $20.9 million last year.

Net income for the year was $6.1 million, up an encouraging 38.2 percent from the $4.4 million for last year while earnings-per-share was up 40 percent to 42 cents per diluted share compared with 30 cents per diluted share in fiscal 2010.

In summing up the quarter and fiscal year net sales, earnings and cash flow performance all reflect steady growth and improved operating efficiencies.  We are entering fiscal year 2012 in a position of strength thanks to these positive financial results.  Thank you and I would now like to turn the call back to Ray.  Ray?

Ray De Hont:	Thank you, Gary. Just a few concluding thoughts before we open the call to your questions. Over the past several years we’ve endured restrained spending across our various markets. During the fourth quarter, however, there were signs that the result log jam was finally breaking loose which is encouraging.

MET-PRO CORPORATION
Moderator: Kevin Bittle
03-17-11/11:00 a.m. ET
Confirmation # 47210381

Clearly this prolonged period of spending deferral has created latent demand for our products and services.  In addition, there is new legislation forthcoming that will reduce the acceptable levels of ethylene that can be discharged into the environment, which will create further opportunities for us, as a significant portion of the equipment and technologies currently utilized in the field cannot meet these higher standards.

Inevitably, the release of pent-up demand and the imposition of stricter regulations will precipitate a more vibrant market environment.  Despite the challenges the fourth quarter represented another period of significant progress for Met-Pro as we strengthen our organization and more aggressively and proactively pursue a variety of very exciting growth opportunities.

We remain confident that over the long-term Met-Pro Corporation is well positioned to capitalize on the very powerful trends toward global environmental stewardship, energy efficiency and process improvement.  I’d like to thank the many loyal, dedicated and talented employees who have contributed to our success, as well as thank our shareholders for their continued support.  I’d also like to thank all of you for your participation in today’s call.  I’ll now turn the call back to Kevin Bittle.

Kevin Bittle:	Thank you, Ray. At this time we’d welcome any questions you may have. I’d like to ask our operator, (Patrick), to provide instructions for this portion of the call.

Operator:
And as a reminder, if you’d like to ask an audio question please press star, one on your telephone keypad.  Again, that is star, one to ask a question and we’ll pause for just a second to compile the Q&A roster.  And our first question comes from the line of William Bremer from Maxim Group.

William Bremer:	Good morning, gentlemen.

Ray De Hont:	Good morning, William.

Gary Morgan:	Good morning, William.

MET-PRO CORPORATION
Moderator: Kevin Bittle
03-17-11/11:00 a.m. ET
Confirmation # 47210381

William Bremer:
Ray, I’m glad you spoke about the stricter regulations and standards that are coming.  Can you give us an idea of when they are going into place and when you believe you’ll start seeing some additional sales from these?

Ray De Hont:
Well the specific dates depends on when the Federal Government and some of the even local Governments actually enact these – the new standards.  And the standards, by the way, are both on the air side as well as the water side so it covers both sides of our business.

But we see some of it happening later this year and one of the things, even though they haven’t been enacted yet, Bill, is that customers many times take the proactive approach and start to try to get ahead of the game rather than waiting for everything to hit all at once and I think we’ll see some of that earlier in the year as we move along.

But you have – out there you have the boiler (macks), you have the cement, you have the particulate type of regulations and so forth.  On the water side there’s things with the phosphorous and the nitrogen and those type of restrictions and new standards.  So there’s a lot going on there but we – I think we’ll see some of it before they’re actually enforced.

William Bremer:	OK, great. And can you provide us with the backlog at the end of the year?

Ray De Hont:	Gary, what’s the backlog number?

Gary Morgan:	The backlog number at the end of the year was about $18.1 million, William.

William Bremer:	And how does that compare to last year?

Gary Morgan:	It – it’s three-point – 6 percent increase from the prior year – a 3.9 percent increase from the prior year.

MET-PRO CORPORATION
Moderator: Kevin Bittle
03-17-11/11:00 a.m. ET
Confirmation # 47210381

Ray De Hont:
Now remember, William, we’re not typically a backlog-driven business.  We have a lot of daily business.  If you look at this year, actually, as I mentioned in my opening remarks the one area of the business that’s been choppy has been the large projects.

And I’ve said this in other calls where we have a lot of – a strong pipeline of large projects out there but our daily business this year was very strong.  So the day-to-day, the parts business, the service business, the small pump business, the chemicals and so forth, when you look at that that’s where a large portion of our growth came from.

William Bremer:
OK, and here’s a housekeeping question for you, Gary.  The selling and the general administrative expenses a little bit higher than I was forecasting.  Due to Ray’s comments and the additional personnel on the sales side, is that the new run rate that we should be using into fiscal ’12?

Gary Morgan:
Well on the – on the – I would – the run – we came in at $3.1 million in the fourth quarter on the selling side and that was really related to a few factors.  One was additional sales people that we have hired to expand the growth of the Company, the sales side of the Company and the other area was also revenue – expenses related to Bio-Reaction.  And on top of that we had an unusual representative commissions during the fourth quarter.

As a result of that I would probably make the run rate going forward somewhere in the area of $2.9 million to $3 million on the selling side because some of those expenses are not going to continue into the first and second quarter.

William Bremer:	OK.

Gary Morgan:
On the – on the G&A – on the G&A side we came in at $3.2 million in the fourth quarter and what happened in the fourth quarter of this year we had management incentive bonuses that were paid out this year and in the prior year we had a credit from management incentive bonuses.

MET-PRO CORPORATION
Moderator: Kevin Bittle
03-17-11/11:00 a.m. ET
Confirmation # 47210381

So I would reduce that by about $400,000, which would make the run rate somewhere in the area of about $2.8 million that would be more consistent with the prior quarters – the third and – third and second quarter of this year.

William Bremer:	OK, very nice. I agree. On the tax side we came in at 29.2 percent. What should we be using for fiscal ’12?

Gary Morgan:
In January the Government approved the research and development tax credit that came in I think January 10th in that area and we were able to have a tax credit on the research and development tax credit of $143,000 which lowered our effective tax rate from 34 percent down to an annual effective tax rate of 32.7 percent.

I wouldn’t – going forward I would recommend that we use a run rate of 34 percent due to a couple state tax issues that we might run into next year.

William Bremer:	Right. Right. OK.

Gary Morgan:	(Thank you).

William Bremer:
All right.  Gentlemen, nice quarter.  I’ll have my – oh, one last question.  Can you give us an idea in pricing right now and in terms of the bookings, how is pricing in the marketplace?  Are you feeling competitively pressured or are you able to still achieve the pricing that you’ve been – that you’ve been having as of late?

Ray De Hont:	All during the past year there’s been competitive pressure, William. You know, we’re still seeing some of that. We are keeping an eye on the commodity pricing also as far as where that’s going.

Recently in the last couple of weeks it started to roll back a little bit but we constantly focus on that.  We constantly look at how do we differentiate our businesses.  So I think we’re in a good position as far as competitiveness on pricing and there’s opportunities out there on some of the larger projects, which we’ve been talking about for quite a while to where when they drop, that’s going to help us significantly.

MET-PRO CORPORATION
Moderator: Kevin Bittle
03-17-11/11:00 a.m. ET
Confirmation # 47210381

William Bremer:	Great, thank you.

Ray De Hont:	You’re welcome.

Gary Morgan:	Thank you.

Operator:
And again as a reminder, if you’d like to ask an audio question please press star, one on your telephone keypad.  Again, that is star, one to ask a question.  And at this time I would like to turn the call back over to Ray De Hont for closing remarks.

Ray De Hont:
Thank you, (Patrick).  Once again, thank you for joining us this morning.  We hope we have been able to provide you with a useful update on Met-Pro’s progress and performance but if you should have any further questions please feel free to contact either me or Gary.  Have a great – a great day, everyone.

END